Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-131150

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Introducing the new Ally Dealer Services site.
Enhanced features and easy-to-use.
view tutorial
ally AUTO
Helping you earn more on your savings
Ally Demand Notes
High return, easy access
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LEARN MORE »
Your Business
Revenue and finance to build your bottom line. Protection to secure it.
Your Property
Financing and protecting your real estate and equipment.
Your Inventory
Buy, sell and insure your inventory, or file a claim.
Your People
Employee benefits, insurance, training - Ally has it all.
Dealer Rewards
celebrate hard work
see how
Service Contracts
boost your revenues
find out why
Remarketing Tools
for all makes/models
learn more
Click here to view the latest ad in the Ally print campaign
ally Dealer Rewards
Do more business with us. It's rewarding!
Ally Dealer Rewards was developed for dealers like you. The program is designed to reward dealers for their sales performance within specific Ally product groups. Use any or all of Ally's products and earn Ally Dealer Rewards. Advance through Tier 1, 2 and 3 to reach our Champions Club. How much you earn is up to you!
It's simple: the more you rely on Ally products, the more you earn with Ally Dealer Rewards.
Products you and your customers can trust.
We believe in doing right and being obviously better for our customers. That's why our products are designed to help you boost your revenue and increase your customer loyalty and retention.
Have a question?
Contact your Ally Account Executive or send an email to Ally Dealer Rewards.
IntelliRater®
The easy-to-use, web-based GMPP quoting tool
IntelliRater allows you to access GM Protection Plan® (GMPP) service contract and maintenance pricing quicker, easier, and more accurately than ever before. And it is available to you right now through your Ally Insurance Account Executive.
Leverage the benefits of IntelliRater:
Provides fast, accurate determination of eligibility and rating
Flexible retail markup structure
Reduces the need for paper rate books and rating CD ROMS
Offers 24-7 online-application-based availability
Comes with free training– we help you get up and running faster
Try IntelliRater today
To learn more, call us at 877-357-8477 (option #6) or contact your Ally Insurance Account Executive.
Personalize Ally brochures for your dealership
All-new
Digital Print on Demand
learn more
Go to ally.com
© Ally Financial Inc. 2011 privacy | security | legal | give feedback | about ally

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ally 1-800-684-8823 Demand Notes 2.25% ANNUAL PERCENTAGE YIELD get started now 1-800-684-8823 Earn a high rate of return As a benefit for being part of the Ally Dealer family, you can earn more on your savings with Ally Demand Notes. You'II get a higher rate of return than comparable investments with easy access to your money if you need it. Take advantage of this great benefit and start earning more! With a low initial investment of $1,000, you'll get: o No administrative fees or time limits o Access to your money at any time with free checks and unlimited check writing. ACH or wire transfers (minimum $250) o Daily compounded interest automatically reinvested at the end of each month o Ability to add money at any time (minimum $50) Demand Notes is Offered in the US by Prospectus Only. Ally Financial Inc. ("AlIy") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Ally has filed with the SEC for more complete information about Ally and this offering. You may get these documents for these by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus is available on our website at www.demandnotes.com. If you prefer, Ally will arrange to send you the prospectus if you request it by calling toll-free (866) 710-4623. Demand Notes is an unsecured debt obligaton of Ally Financial Inc. offered in the U.S. by prospectus only. It's not a money market fund. It's not a bank account or bank guaranteed. It's not FDIC-insured. May lose value. Interest rates may change at any time. Go to ally.com ©Ally Financial Inc., 2011 privacy I security I legal I give feedback I about ally